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Main Place Real Estate Investment Trust                               Exhibit 12
Ratio of Earnings to Fixed Charges
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(Dollars in Thousands)
                                            Year         Year     From Inception
                             Six Months     Ended        Ended        Through
                               Ended     December 31, December 31,  December 31,
                            June 30, 1997    1996         1995         1994
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
Income before taxes........  $  455,175   $  216,709   $  48,070   $    5,459

Fixed charges:
  Interest expense ........     136,876      255,318     145,822       25,701
  Amortization of debt
    discount and appropriate
    issuance costs.........       1,745        2,856         983            -
                             ------------------------------------------------
     Total fixed charges...     138,621      258,174     146,805       25,701

Earnings...................  $  593,796   $  474,883   $ 194,875   $   31,160
                             ================================================

Fixed charges..............  $  138,621   $  258,174   $ 146,805   $   25,701
                             ================================================
Ratio of Earnings to Fixed
     Charges...............        4.28         1.84        1.33         1.21

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